                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Armor Electric, Inc.
             (Exact name of Registrant as specified in its charter)

             FLORIDA                                       65-0853784
    (State or other jurisdiction               (IRS Employer Identification No.)
  of incorporation or organization)

             201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075
                    (Address of principal executive offices)

                                 (858) 720-0123
                           (Issuer's telephone number)

                                 2005 Stock Plan
                            (Full title of the plan)

                     (Name and address of agent for service)
          (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------
TITLE OF EACH                                 PROPOSED
CLASS OF                                      MAXIMUM           PROPOSED
SECURITIES TO BE          AMOUNT              OFFERING           MAXIMUM            AMOUNT
REGISTRATION               TO BE               PRICE            AGGREGATE             OF
REGISTERED              REGISTERED(1)        PER UNIT         OFFERING PRICE        FEE (2)
-------------------------------------------------------------------------------------------
Shares of Common:        3,000,000            $0.115             $345,000           $40.61
Stock  par value
$0.001 per share
-------------------------------------------------------------------------------------------

(1) The maximum number of shares of Common Stock issuable upon awards to be granted under the Registrant's 2005 Stock Plan consists of 3,000,000 shares, which are being registered under this Registration Statement and for which a registration fee is being paid. PLUS AN INDETERMINATE NUMBER OF SHARES WHICH MAY BE REQUIRED TO BE ISSUED OR MAY BE ISSUED PURSUANT TO THE ANTIDILUTION PROVISIONS OF THE STOCK PLAN FOR STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of January 20, 2005, a date within five business days prior to the filing of this registration statement.

                                   PROSPECTUS

                               ARMOR ELECTRIC INC.

                        3,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by Armor Electric, Inc., (the "Registrant") a Florida corporation, of up to 3,000,000 common shares of its $.001 par value per share common stock under the Registrant's 2005 Non-Qualified Stock Plan (the "Stock Plan"). Pursuant to the Stock Plan, Armor Electric Inc. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the persons covered by the Stock Plan, 3,000,000 shares of the Registrant's common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Armor Electric Inc. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Armor Electric Inc. is registering no shares hereunder for affiliates of the Registrant. An affiliate is summarily, any director, executive officer or controlling shareholder of Armor Electric Inc. or anyone of its subsidiaries. An "affiliate" of Armor Electric Inc. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of Armor Electric Inc. in the future, he/she would then be subject to Section 16(b) of the Exchange Act.

The common stock of the Registrant is traded on the OTC Bulletin Board under the symbol "ARME."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 21, 2005.

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Armor Electric Inc. with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to:

Armor Electric Inc. 201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075. Armor Electric Inc.'s telephone number is (858) 720-0123.

Armor Electric Inc. is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Armor Electric Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Armor Electric Inc. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Armor Electric Inc. since the date hereof.

                                TABLE OF CONTENTS

                                                                            Page

                                                                            ----
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  The Plan Information.................................................5
Item 2.  Registrant Information and Employee Plan Annual Information .........6

PART II
INFORMATION REQUIRED IN THE REGISTRATION

STATEMENT.....................................................................7
Item 3. Incorporation of Documents by Reference...............................7
Item 4. Description of Securities.............................................7
Item 5. Interests of Named Experts and Counsel................................8
Item 6. Indemnification of Officers, Directors, Employees
           and Agents; Insurance..............................................8
Item 7.  Exemption from Registration Claimed.................................10
Item 8.  Exhibits............................................................10
Item 9.  Undertakings........................................................11
SIGNATURES...................................................................13
EXHIBIT INDEX................................................................14

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                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. THE PLAN INFORMATION.

PURPOSE

Armor Electric, Inc. will issue common stock to certain persons pursuant the Stock Plan, which has been approved by the Board of Directors of Armor Electric, Inc. The Stock Plan is intended to provide a method whereby Armor Electric, Inc. may be stimulated by the personal involvement of the persons covered by the Stock Plan in Armor Electric, Inc.'s future prosperity, thereby advancing the interests of Armor Electric, Inc., and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON STOCK

The Board has authorized the issuance of up to 3,000,000 shares of the common stock pursuant to the Stock Plan upon effectiveness of this registration statement.

NO RESTRICTIONS ON TRANSFER

The recipients of the stock will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE RECIPIENTS

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The recipients, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Armor Electric, Inc. for federal income tax purposes in the taxable year of Armor Electric, Inc. during which the recipient recognizes income.

RESTRICTIONS ON RESALES

In the event that an affiliate of Armor Electric, Inc. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Armor Electric, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Armor Electric, Inc.has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the Note to
Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

(1) The following documents filed with the Securities and Exchange Commission (the "Commission") by Armor Electric Inc., a Florida corporation, are incorporated herein by reference:

(a) The Registrant's latest Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) All reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in subparagraph (a) above;

(c) The Registrant's form 10-SB12G, filed on January 6, 2003 and the Registrant's Form 10-SB12G/A filed on February 14, 2003, under Section 12 of the Exchange Act; and,

(d) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

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ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun.. 300,000 common shares will be registered in the name of Thomas Braun Law Corp. pursuant to a Letter of Engagement which is attached as an exhibit to this prospectus. These shares will be registered under this Form S-8 Registration Statement.

Other than as stated above, no "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Registrant's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant, at any time prior to the filing of this Registration Statement.

ITEM 6. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual's actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation's articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

         The Company's articles of incorporation also provide as follows:

                  ARTICLE VIII INDEMNIFICATION OF OFFICERS AND DIRECTORS

                  This corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith to procure, at the expense of this corporation, policies of insurance.

The Company's bylaws do not make provision with respect to indemnification and insurance of officers and directors. As of the date of this prospectus, there have been no stockholders' or directors' resolutions that address the indemnification and insurance of officers and directors.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE REGISTRANT, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No        Title
-------------------------------------------------------------------------------
5.1               Legal opinion of Thomas A. Braun, Attorney
10.1              2005 Stock Plan.
23.1              Consent of Thomas A. Braun, Attorney
23.2              Consent of Braverman & Company, P.C., Certified Public
                  Accountants
99.1              Letter of Engagement with Braun & Company, Barristers and
                  Solicitors

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

         (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Solana Beach, State of California, on January 21, 2005.

                                                     ARMOR ELECTRIC INC.
                                                     (Registrant)

                                                     /s/ Merill Moses
                                                     ----------------------
                                                     Merill Moses
                                                     President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                TITLE                                         DATE
--------------------------------------------------------------------------------

/s/ Merrill Moses         President and Director                January __, 2005
---------------------
Merrill Moses

/s/ Harj Manhas           Secretary,Treasurer and Director      January __, 2005
---------------------
Harj Manhas

/s/ Thom Eggertson        Director                              January __, 2005
---------------------
Thom Eggertson

/s/ LaRoy Orr             VP of Marketing and Finance           January __, 2005
---------------------     and Director
LaRoy Orr

/s/ Cheryl Schertzer      VP of Operations                      January __, 2005
---------------------
Cheryl Schertzer

--------------------------------------------------------------------------------

Exhibit Index

5.1               Legal opinion of Thomas A. Braun, Attorney
10.1              2005 Stock Plan.
23.1              Consent of Thomas A. Braun, Attorney
23.2              Consent of Braverman & Company, P.C., Certified Public
                  Accountants
99.1              Letter of Engagement with Braun & Company, Barristers and
                  Solicitors